EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly Investor Relations Department Aastrom Biosciences, Inc. Phone: (734) 930-5777	Cameron Associates Kevin McGrath Phone: (212) 245-4577 Alyson Nikulicz — Media Phone: (212) 554-5464
NELSON M. SIMS JOINS
AASTROM BIOSCIENCES’ BOARD OF DIRECTORS
Ann Arbor, Michigan, February 13, 2006 — Aastrom Biosciences, Inc. (Nasdaq: ASTM) announced today that Nelson M. Sims has been elected to the Company’s Board of Directors. He will serve as a Class III Director whose initial term expires at the 2006 Annual Meeting of Shareholders.
Mr. Sims joins Aastrom’s Board with over 30 years of pharmaceutical industry experience. Most recently Mr. Sims was the President and Chief Executive Officer of Novavax, Inc., an international health and life science company. Prior to this, Mr. Sims held several senior executive management positions with Eli Lilly and Company until his retirement in 2001. During his 28 year tenure at Eli Lilly, Mr. Sims’ positions included President of Eli Lilly Canada, Inc., Executive Director of Alliance Management, Vice President of Hybritech, Inc. and other assignments in sales and marketing management and business development. In his last position with Eli Lilly, Mr. Sims lead the Alliance Management initiative responsible for “Best in Class” partnering capabilities for research and development, commercial and development alliances.
“We are pleased to welcome Nelson Sims to our Board of Directors. He brings to Aastrom a unique set of skills that combine his industry leadership experience at both large and small pharmaceutical companies,” said R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman of Aastrom. “Mr. Sims expertise in strategic alliance and business development is particularly well suited to Aastrom’s current position as we expand our business, and move our Tissue Repair Cell (TRC) product candidates through the clinic towards the market place.”
Mr. Sims received a Bachelor of Science degree in Pharmacy at Southwestern Oklahoma State University, and completed the Tuck Executive Program at the Amos Tuck School of Business at Dartmouth College. He also serves on the board of MDS, Inc.
When asked about his election to Aastrom’s Board, Mr. Sims stated, “I have immensely enjoyed my involvement in the pharmaceutical industry for the past 30 years. As a new member of the Aastrom Board of Directors, I am excited by the novelty and significant potential for Aastrom’s TRC cell products to treat a number of illnesses that currently lack sufficient cure or treatment. I look forward to working with management and the Board of Directors to quickly advance Aastrom’s science.”
Mr. Sims joins a Board of Directors comprised of notable biotech and pharma business leaders, including Chairman, R. Douglas Armstrong, Ph.D., Susan L. Wyant, Pharm.D, Timothy M. Mayleben, Alan L. Rubino, Stephen G. Sudovar and Robert L. Zerbe, MD.
About Aastrom Biosciences, Inc.
Aastrom Biosciences, Inc. (Nasdaq: ASTM) is developing patient-specific products for the repair or regeneration of human tissues, utilizing the Company’s proprietary adult stem cell technology.
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Aastrom-Sims to BOD
February 13, 2006

Aastrom’s proprietary Tissue Repair Cells (TRCs), a mix of bone marrow-derived adult stem and progenitor cells, are manufactured in the AastromReplicell® System, an industry-unique automated cell production system. Aastrom’s TRC cell products are in clinical trials for the following therapeutic indications: severe bone fractures (U.S.: Phase I/II — multi-center; EU: Phase I/II — multi-center), ischemic vascular disease (EU: Phase I/II), jaw bone reconstruction (EU: proof of concept) and spine fusion (U.S.: Phase I/II — single-center). The Company has recently reported positive clinical trial results for its TRCs demonstrating both the clinical safety and ability of TRCs to induce healthy new tissue growth.
For more information, visit Aastrom’s website at www.aastrom.com.
This document contains forward-looking statements, including without limitation, statements regarding product development objectives, and market development plans, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “plan,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the results obtained from clinical trial activities, regulatory approval requirements, and the availability of resources. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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